CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

WIZARD WORLD, INC.

Pursuant to § 242 of the General Corporation Law

of the State of Delaware

Wizard World, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was May 2, 2001. The Corporation was originally incorporated under the name of Goenergy, Inc.

SECOND: Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the corporation is Wizard Entertainment, Inc. (the “Corporation”).”

THIRD: The foregoing amendment has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment to the Certificate of Incorporation shall be effective on the 5th day of October, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed this 4th day of October, 2018.

WIZARD WORLD, INC.

By:	/s/ John D. Maatta
Name:	John Maatta
Title:	President and Chief Executive Officer